Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2013, with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of ReachLocal, Inc. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Irvine, California
March 11, 2013